Exhibit 99.1

NEWS RELEASE COMPUWARE CORPORATION
Corporate Headquarters One Campus Martius • Detroit, Michigan 48226 (313) 227-7300 For Immediate Release October 16, 2009

Former General Motors CIO Ralph Szygenda Joins Compuware Corporation Board

Industry Icon to Provide Invaluable Insight and Perspective as Compuware Extends Its World Leadership in Optimizing Application Performance

DETROIT, MI.--October 16, 2009--Compuware Corporation (NASDAQ:CPWR) today announced that recently retired General Motors’ CIO, Ralph Szygenda, has joined the Compuware board of directors.

“We are extremely pleased that someone of Ralph Szygenda’s stature is joining our board of directors,” said Compuware Chairman and CEO Peter Karmanos, Jr. “For more than 30 years, Ralph has brought innovation and business sense to the field of information technology. His experience running the technology organizations of some of the world’s leading companies brings an informed, experienced and industry-tested perspective to the Compuware board. Ralph’s leadership and insight will make him an invaluable asset to Compuware—and to Compuware shareholders—as we continue to focus on delivering unparalleled value to our customers.”

Szygenda, as GM’s group vice president and chief information officer, was accountable for the management of all information technology efforts of GM. Prior to joining GM in 1996 as vice president and chief information officer, Szygenda was vice president and chief information officer at both Bell Atlantic and Texas Instruments.

“I immediately became interested in joining the board of this outstanding company,” said Szygenda. “I have worked with Compuware on critical projects and have learned Compuware is a very special company.”

Widely recognized for his business and technology leadership, Szygenda has received numerous awards recognizing his contributions in driving the information age.

“I am confident that Ralph’s experience and practical, real-world business and IT insights will accelerate Compuware’s efforts to extend its world leadership in optimizing application performance,” said Karmanos.

“I look forward to helping Peter and the rest of the Compuware leadership team and board of directors in their efforts to move the company forward and maximize shareholder value,” said Szygenda.

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Former General Motors CIO Ralph Szygenda Joins Compuware Corporation Board
October 16, 2009

Compuware Corporation

Founded in 1973, Compuware provides software, experts and best practices to ensure applications work well and deliver business value. Compuware helps CIOs optimize end-to-end application performance for leading businesses around the world, including 46 of the top 50 Fortune 500 companies. Learn more at: http://www.compuware.com.

Press Contact

Lisa Elkin, Vice President, Marketing and Communications, Compuware Corporation, 313-227-7345, lisa.elkin@compuware.com.

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